EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference in the Registration Statements of Sonic Innovations, Inc. on Forms S-8 filed on May 9, 2000 (file number 333-36562), May 2, 2001 (file number 333-59988), January 3, 2002 (file number 333-76250), August 16, 2002 (file number 333-98303), August 30, 2002 (file number 333-99035), April 2, 2003 (file number 333-104239) and May 14, 2004 (file number 333-115524) of our report on the financial statements of Tympany, Inc. dated October 15, 2004 (except for note 11, paragraphs 5 through 7, as to which the date is December 6, 2004) and, which appears in the Current Report on Form 8-K/A of Sonic Innovations, Inc. dated February 22, 2005.

/s/ Pannell Kerr Forster of Texas, P.C.

Pannell Kerr Forster of Texas, P.C.

Houston, Texas

February 22, 2005